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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of

                      THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 2, 1997 (April 17, 1997)
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                        DIAGNOSTIC HEALTH SERVICES, INC.

   Delaware                       0-21758                     22-2960048
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(State or other               (Commission File             (IRS Employer ID
 jurisdiction of                    No.)                         No.)
 incorporation)


            2777 Stemmons Freeway, Suite 1525, Dallas, Texas  75207
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                    (Address of principal executive offices)


                                (214) 634-0403
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              Registrant's telephone number, including area code


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         (Former name or former address, if changed since last report)

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Item 2.     Acquisition or Disposition of Assets.
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     On April 17, 1997 (effective as of March 1, 1997), Diagnostic Health
Services, Inc. (the "Company"), through a subsidiary, purchased from Diagnostic Imaging Services, Inc., a Delaware corporation (the "Seller"), all of the issued and outstanding capital stock of Diagnostic Imaging Services, Inc., a California corporation ("DIS", and together with its wholly-owned subsidiaries, Diagnostic Imaging Services, Inc. I and Santa Monica Imaging Center Limited Partnership, collectively referred to herein as the "Acquired Companies"). The Business of the Acquired Companies (the "Business") consists primarily of the ownership and operation of four (4) hospital-based magnetic resonance imaging (MRI) centers located in Southern California.

     The purchase included $15,130,620 of various assets (including goodwill), including approximately $7,218,842 of equipment, furniture and fixtures, and $7,911,778 of goodwill. The purchase price paid to the Seller was $9,083,865 (subject to post-closing adjustment), of which $7,583,865 was paid in cash, and the remaining $1,500,000 of which is payable either in cash or (at the Seller's option) in common stock of the Company (valued at $7.615 per share) in three equal annual installments of $500,000 each on April 17 of each of 1998, 1999 and 2000. In addition, the Acquired Companies were acquired subject to capital lease obligations, financing agreements and other commitments in respect of fixed assets of the Business in the aggregate principal amount of $6,046,755. The amount of consideration paid in the transaction was based upon management's estimates of the future earning capacity of the Business under the Company's ownership and management (including potential expansion of the existing hospital relationships of the Business), anticipated reductions of overhead expenses in the Business through elimination of duplicative administrative functions, and anticipated efficiencies and economies to be achieved by further absorption of existing overhead and fixed costs of the Company's operations.

     The Company intends to continue the Business in substantially the manner heretofore conducted, utilizing the assets (including furniture, equipment and leasehold improvements) acquired in the transaction, as well as additional equipment and working capital to be provided by the Company from time to time in its discretion.

     As part of the acquisition, the Company and the Acquired Companies obtained a 10-year non-competition agreement, pursuant to which the Seller and its corporate parent have agreed not to engage or participate in any business enterprise providing magnetic resonance imaging services at any location within a seven (7) mile radius of any of the imaging centers currently operated by the Acquired Companies, subject to certain exceptions for existing facilities owned or operated by the Seller at the time of closing.

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In consideration of such non-competition agreement, the Company paid, at the time of closing, the aggregate cash sum of $1,000,000 to the Seller and its corporate parent.

     The funds utilized to pay the cash portion of the purchase price were obtained through the Company's issuance and sale to The Prudential Insurance Company of America ("Prudential") of $20,000,000 in principal amount of senior subordinated promissory notes (the "Notes"). The Notes bear interest at a fixed rate of 10.5% per annum, and mature as to principal in equal one-third installments on April 17 of each of 2003, 2004 and 2005. The Notes may be prepaid by the Company under certain circumstances (including the requirement of certain "make-whole" prepayment premiums), and the Company may be required (at the Noteholders' option) to purchase the Notes in the event of a change in control of the Company. The Notes also require the Company and its subsidiaries to comply with certain financial covenants, including limitations on certain other indebtedness.

     In addition to the use of a portion of the proceeds of the Notes to pay the cash portion of the purchase price to the Seller, an additional $5,500,000 of such proceeds have been utilized to repay the Company's borrowing in such amount from Texas Commerce Bank National Association incurred in connection with the Company's March 21, 1997 acquisition of the ultrasound division of DIS. The remaining proceeds from the sale of the Notes will be utilized to pay certain other debt (in the Company's discretion) and for working capital.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.
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(a)  Financial Statements:  [to be filed by Amendment].

(b)  Pro forma financial information:  [to be filed by Amendment].

(c)  The following Exhibits are filed as part of this Form 8-K:

     1. Stock Purchase Agreement, dated March 21, 1997, by and among the Company, DHS Management Services, Inc., and the Seller.

     2. Note Agreement dated as of April 16, 1997 between the Company and Prudential.

     3.   Consent of Simonton, Kutac & Barnidge, L.L.P. [to be filed by
Amendment].

     It is impractical to provide the financial statements and pro forma financial information referred to in subparagraphs (a) and (b) and the consent referred to in item 3 of subparagraph (c) of this Item 7. It is anticipated that such items and information

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will be filed by Amendment to this Form 8-K on or before July 1, 1997.

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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                    DIAGNOSTIC HEALTH SERVICES, INC.
                                         (Registrant)



Dated:    May 2, 1997               By:  /s/ Max W. Batzer
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                                        Max W. Batzer, Chairman and
                                         Chief Executive Officer

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